Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES SECOND QUARTER FISCAL 2021 RESULTS
Fiscal Second Quarter 2021 Highlights Compared to Fiscal Second Quarter 2020:
•Net sales increased 8.6% to $195.6 million
•Unit volume declined 3.4%
•Gross profit increased 24.1% to $49.5 million
•Net income increased 25.8% to $22.1 million
•Adjusted EBITDA increased 27.5% to $39.1 million
•Adjusted fully distributed net income per share increased 31.2% to $1.22 on a fully distributed weighted average share count of 21.6 million shares of Class A Common Stock
Loudon, TN, February 9, 2021 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the second quarter ended December 31, 2020.
“We further extended our leadership position in our second fiscal quarter, leveraging the strong retail environment and our industry-leading operational excellence to deliver ahead of plan sales, very strong gross margins and historic adjusted EBITDA results for our second quarter. Our larger and new boats are performing very well with several models ahead of our initial expectations, including the 23 LSV, 24 MXZ, and M220 at Malibu, and the new A24 at Axis. Similarly, Cobalt’s new R6 Standard and Surf, R8 Standard and Surf, and the R6 Outboard drove record retail sales orders for our fiscal second quarter, further establishing our position as the innovator. We continue to optimize our production plans to deliver more boats to meet the unwavering demand for our products. With a historic backlog of orders, increasing ASPs and unparalleled execution, we yielded a 326-basis point year-over-year improvement in gross margins for the quarter,” commented Jack Springer, Chief Executive Officer of Malibu Boats, Inc.
“Underscoring our strong M&A track record, at the end of the fiscal second quarter, we welcomed Maverick Boat Group and its complementary line-up of brands – Cobia, Pathfinder, Maverick and Hewes – to the Malibu family. This transaction adds a strong player in the center console, dual console and bay boat space with a distinguished reputation and enhances our breadth of saltwater outboard offerings. As we look to the balance of the fiscal year, we continue to see demand for our premium brands and upgraded features and options, and for several of our brands, we are building more boats than we have seen in the history of the Company. We remain incredibly optimistic for the second half of fiscal year 2021 to capture market share while serving our loyal and growing customer base. Given our performance, we have increased our full year fiscal 2021 guidance, which we believe will support increasing value to our shareholders,” concluded Mr. Springer.
Fiscal Second Quarter 2021 Results (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
	(Dollars In Thousands)
Net Sales	$195,647	$180,112	$376,631	$352,192
Gross Profit	$49,489	$39,868	$95,230	$79,869
Gross Profit Margin	25.3%	22.1%	25.3%	22.7%
Net Income	$22,147	$17,598	$44,185	$34,280
Net Income Margin	11.4%	9.7%	11.7%	9.7%
Adjusted EBITDA	$39,113	$30,679	$75,460	$59,065
Adjusted EBITDA Margin	20.0%	17.0%	20.0%	16.8%

Exhibit 99.1
Net sales for the three months ended December 31, 2020 increased $15.5 million, or 8.6%, to $195.6 million as compared to the three months ended December 31, 2019. The increase in net sales was driven primarily by a favorable model mix in our Malibu segment and increased unit volumes in our Saltwater Fishing segment. Our acquisition of Maverick Boat Group closed on the last day of the quarter and therefore did not impact our net sales for the three months ended December 31, 2020. Unit volume for the three months ended December 31, 2020, decreased 62 units, or 3.4%, to 1,742 units as compared to the three months ended December 31, 2019. Our unit volume decreased primarily due to continued lower production levels in our Cobalt segment.
Net sales attributable to our Malibu segment increased $11.3 million, or 11.6%, to $108.6 million for the three months ended December 31, 2020, compared to the three months ended December 31, 2019. Unit volumes attributable to our Malibu segment remained flat for the three months ended December 31, 2020, compared to the three months ended December 31, 2019. The increase in net sales was driven primarily by strong demand for our new, larger models and optional features.
Net sales attributable to our Cobalt segment decreased $1.5 million, or 3.1%, to $47.4 million for the three months ended December 31, 2020, compared to the three months ended December 31, 2019. Unit volumes attributable to Cobalt decreased 72 units for the three months ended December 31, 2020 compared to the three months ended December 31, 2019. Our unit volumes, and as a result our net sales, for our Cobalt segment decreased during the three months ended December 31, 2020 driven by our lower production levels for our Cobalt segment. The planned lower production rates were driven by our investment in the plant to optimize efficiency and expand capacity, the introduction of two new Cobalt models during the quarter, and challenges around labor and supply as a result of the pandemic. While we are ahead of our planned production levels, we do not expect unit volume in this segment will result in year-over-year gains until the second half of this fiscal year. The decrease in our unit volumes for Cobalt was partially offset by a favorable product mix of our Cobalt models impacting our net sales per unit.
Net sales attributable to our Saltwater Fishing segment increased $5.7 million, or 17.0%, to $39.6 million, for the three months ended December 31, 2020, compared to the three months ended December 31, 2019. The increase was driven primarily by sales of larger, more expensive models and unit volumes which increased ten units for the three months ended December 31, 2020 compared to the three months ended December 31, 2019.
Overall consolidated net sales per unit increased 12.5% to $112,312 per unit for the three months ended December 31, 2020, compared to the three months ended December 31, 2019. Net sales per unit for our Malibu segment increased 11.6% to $98,653 per unit for the three months ended December 31, 2020, compared to the three months ended December 31, 2019, driven by higher sales of new, more expensive models and optional features. Net sales per unit for our Cobalt segment increased 11.2% to $97,092 per unit for the three months ended December 31, 2020, compared to the three months ended December 31, 2019, driven by higher sales of larger, more expensive models. Net sales per unit for our Saltwater Fishing segment increased 9.3% to $260,211 per unit for the three months ended December 31, 2020 driven primarily by sales of larger, more expensive models.
Cost of sales for the three months ended December 31, 2020 increased $5.9 million, or 4.2%, to $146.2 million as compared to the three months ended December 31, 2019. The increase in cost of sales was driven by higher costs related to higher net sales in our Malibu and Saltwater Fishing segments. In the Malibu segment, higher per unit material and labor costs contributed $4.5 million to the increase in cost of sales and were driven by an increased mix of larger product that corresponded with higher per unit revenue. Within our Saltwater Fishing segment, higher volumes drove $2.0 million of increase in cost of sales which was also modestly impacted by higher per unit costs. Both the Malibu and Saltwater Fishing segment cost of sales increases were partially offset by a decrease in cost of sales at Cobalt that was driven by decreased volume, but offset by per unit cost of sales increases driven by a mix of larger, more expensive product.
Gross profit for the three months ended December 31, 2020 increased $9.6 million, or 24.1%, to $49.5 million compared to the three months ended December 31, 2019. The increase in gross profit was driven primarily by higher sales revenue with a more favorable product mix partially offset by the increased cost of sales for the reasons noted above. Gross margin for the three months ended December 31, 2020 increased 320 basis points from 22.1% to 25.3%.

Exhibit 99.1
Selling and marketing expenses for the three months ended December 31, 2020 decreased $0.7 million, or 14.3% to $4.0 million compared to the three months ended December 31, 2019 primarily driven by decreased travel and promotional events due mostly to restrictions imposed by COVID-19. As a percentage of sales, selling and marketing expenses decreased 60 basis points compared to the same period in the prior fiscal year. General and administrative expenses for the three months ended December 31, 2020, increased $5.0 million, or 49.2%, to $15.0 million as compared to the three months ended December 31, 2019 driven primarily by acquisition related costs and higher legal expenses related to intellectual property litigation. As a percentage of sales, general and administrative expenses increased 210 basis points to 7.7% for the three months ended December 31, 2020 compared to the three months ended December 31, 2019. Amortization expense for the three months ended December 31, 2020 remained flat at $1.5 million compared to the three months ended December 31, 2019.
Operating income for the second quarter of fiscal year 2021 increased to $28.9 million from $23.6 million in the second quarter of fiscal year 2020. Net income for the second quarter of fiscal year 2021 increased 25.8% to $22.1 million from $17.6 million and net income margin increased to 11.4% from 9.7% in the second quarter of fiscal year 2020. Adjusted EBITDA in the second quarter of fiscal year 2021 increased 27.5% to $39.1 million from $30.7 million, while Adjusted EBITDA margin increased to 20.0% from 17.0% in the second quarter of fiscal year 2020.
Fiscal 2021 Guidance
For the fiscal full year 2021, Malibu anticipates revenue growth greater than 35% year-over-year and Adjusted EBITDA margins of approximately 20.5%.
The Company has not provided reconciliations of guidance for Adjusted EBITDA margin, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include acquisition and integration related expenses, costs related to the Company’s vertical integration initiatives and litigation expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Conference Call and Webcast
The Company will host a webcast and conference call to discuss second quarter of fiscal year 2021 results on Tuesday, February 9, 2021, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #1130808. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats, Inc. is the market leader in the performance sport boat category through its Malibu and Axis boat brands, the leader in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand, and in a leading position in the saltwater fishing boat market with its Pursuit and Cobia offshore boats and Pathfinder, Maverick, and Hewes flats and bay boat brands. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles. For more information, visit www.malibuboats.com, www.axiswake.com, www.cobaltboats.com, www.pursuitboats.com, or www.maverickboatgroup.com.
Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance

Exhibit 99.1
with U.S. generally accepted accounting principles (“GAAP”) or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration-related expenses, non-cash compensation expense and expenses related to interruption to our engine supply during the labor strike by United Auto Workers (“UAW”) against General Motors. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure, and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all LLC units into shares of Class A Common Stock, which results in the elimination of non-controlling interest in Malibu Boats Holdings, LLC (the "LLC"), and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and the numerator and denominator for our net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per share of Class A Common Stock is provided under "Reconciliation of Non-GAAP Financial Measures".
Cautionary Statement Concerning Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding our expectations for fiscal year 2021; the expected pace of production and demand for our products; and our ability to increase value to our shareholders.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially

Exhibit 99.1
from those expressed or implied in the forward-looking statements, including, but not limited to: the effects of the COVID-19 pandemic on us; general industry, economic and business conditions; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits, including our recent acquisition of Maverick Boat Group; our reliance on our network of independent dealers and increasing competition for dealers; our large fixed cost base; intense competition within our industry; increased consumer preference for used boats or the supply of new boats by competitors in excess of demand; the successful introduction of new products; our ability to execute our manufacturing strategy successfully; the success of our engines integration strategy; and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Net sales	$195,647	$180,112	$376,631	$352,192
Cost of sales	146,158	140,244	281,401	272,323
Gross profit	49,489	39,868	95,230	79,869
Operating expenses:
Selling and marketing	4,001	4,666	7,613	9,732
General and administrative	15,036	10,078	26,690	20,746
Amortization	1,524	1,537	3,048	3,121
Operating income	28,928	23,587	57,879	46,270
Other (income) expense, net:
Other income, net	(12)	(9)	(22)	(19)
Interest expense	445	957	1,001	2,124
Other expense, net	433	948	979	2,105
Income before provision for income taxes	28,495	22,639	56,900	44,165
Provision for income taxes	6,348	5,041	12,715	9,885
Net income	22,147	17,598	44,185	34,280
Net income attributable to non-controlling interest	922	876	1,867	1,699
Net income attributable to Malibu Boats, Inc.	$21,225	$16,722	$42,318	$32,581

Comprehensive income:
Net income	$22,147	$17,598	$44,185	$34,280
Other comprehensive income (loss):
Change in cumulative translation adjustment	1,422	615	2,052	(8)
Other comprehensive income (loss)	1,422	615	2,052	(8)
Comprehensive income	23,569	18,213	46,237	34,272
Less: comprehensive income attributable to non-controlling interest	981	907	1,953	1,699
Comprehensive income attributable to Malibu Boats, Inc.	$22,588	$17,306	$44,284	$32,573

Weighted average shares outstanding used in computing net income per share:
Basic	20,717,359	20,591,241	20,684,644	20,710,681
Diluted	20,972,902	20,701,473	20,946,800	20,816,830
Net income available to Class A Common Stock per share:
Basic	$1.03	$0.81	$2.05	$1.57
Diluted	$1.01	$0.81	$2.02	$1.57

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	December 31, 2020	June 30, 2020
Assets
Current assets
Cash	$23,729	$33,787
Trade receivables, net	14,361	13,767
Inventories, net	96,001	72,946
Prepaid expenses and other current assets	5,908	3,954
Total current assets	139,999	124,454
Property, plant and equipment, net	120,888	94,310
Goodwill	101,215	51,273
Other intangible assets, net	239,606	139,892
Deferred tax asset	50,618	52,935
Other assets	18,022	14,482
Total assets	$670,348	$477,346
Liabilities
Current liabilities
Current maturities of long-term obligations	$1,250	$—
Accounts payable	28,655	15,846
Accrued expenses	65,717	50,485
Income taxes and tax distribution payable	3,072	243
Payable pursuant to tax receivable agreement, current portion	3,589	3,589
Total current liabilities	102,283	70,163
Deferred tax liabilities	28,569	14
Other liabilities	21,036	16,727
Payable pursuant to tax receivable agreement, less current portion	46,619	46,076
Long-term debt	162,357	82,839
Total liabilities	360,864	215,819

Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 20,753,463 shares issued and outstanding as of December 31, 2020; 20,595,969 issued and outstanding as of June 30, 2020	206	204
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 12 shares issued and outstanding as of December 31, 2020; 15 shares issued and outstanding as of June 30, 2020	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of December 31, 2020 and June 30, 2020	—	—
Additional paid in capital	106,771	103,797
Accumulated other comprehensive loss	(1,080)	(3,132)
Accumulated earnings	196,029	153,711
Total stockholders' equity attributable to Malibu Boats, Inc.	301,926	254,580
Non-controlling interest	7,558	6,947
Total stockholders’ equity	309,484	261,527
Total liabilities and stockholders' equity	$670,348	$477,346

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Net income	$22,147	$17,598	$44,185	$34,280
Provision for income taxes	6,348	5,041	12,715	9,885
Interest expense	445	957	1,001	2,124
Depreciation	3,599	3,005	7,085	6,102
Amortization	1,524	1,537	3,048	3,121
Professional fees [1]	673	41	2,238	376
Acquisition and integration related expenses [2]	2,577	—	2,577	—
Stock-based compensation expense [3]	1,800	813	2,611	1,490
UAW strike impact [4]	—	1,687	—	1,687
Adjusted EBITDA	$39,113	$30,679	$75,460	$59,065
Adjusted EBITDA margin	20.0%	17.0%	20.0%	16.8%

(1)	Represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)	For the three months and six months ended December 31, 2020, represents legal and advisory fees incurred in connection with our acquisition of Maverick Boat Group on December 31, 2020.
(3)	Represents equity-based incentives awarded to key employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(4)
For the three and six months ended December 31, 2019, represents costs incurred in connection with interruption to our engine supply during the UAW strike against General Motors. We purchase engines from General Motors LLC that we then prepare for marine use for our Malibu and Axis boats. During the UAW strike, General Motors suspended delivery of engine blocks to us and we incurred costs by entering into purchase agreements with two suppliers for additional engines to supplement our inventory of engine blocks for Malibu and Axis boats.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table shows the reconciliation of the numerator and denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented (in thousands except share and per share data):

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Reconciliation of numerator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Net income attributable to Malibu Boats, Inc.	$21,225	$16,722	$42,318	$32,581
Provision for income taxes	6,348	5,041	12,715	9,885
Professional fees [1]	673	41	2,238	376
Acquisition and integration related expenses [2]	3,651	1,074	4,724	2,147
Fair market value adjustment for interest rate swap [3]	—	20	—	58
Stock-based compensation expense [4]	1,800	813	2,611	1,490
UAW strike impact [5]	—	1,687	—	1,687
Net income attributable to non-controlling interest [6]	922	876	1,867	1,699
Fully distributed net income before income taxes	34,619	26,274	66,473	49,923
Income tax expense on fully distributed income before income taxes [7]	8,170	6,174	15,688	11,732
Adjusted fully distributed net income	$26,449	$20,100	$50,785	$38,191

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Reconciliation of denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Weighted average shares outstanding of Class A Common Stock used for basic net income per share:	20,717,359	20,591,241	20,684,644	20,710,681
Adjustments to weighted average shares of Class A Common Stock:
Weighted-average LLC units held by non-controlling unit holders [8]	700,732	830,152	707,497	830,152
Weighted-average unvested restricted stock awards issued to management [9]	209,544	133,185	194,296	129,850
Adjusted weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income per Share of Class A Common Stock:	21,627,635	21,554,578	21,586,437	21,670,683

Exhibit 99.1

The following table shows the reconciliation of net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented:

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Net income available to Class A Common Stock per share	$1.03	$0.81	$2.05	$1.57
Impact of adjustments:
Provision for income taxes	0.30	0.25	0.61	0.48
Professional fees [1]	0.03	—	0.11	0.02
Acquisition and integration related expenses [2]	0.18	0.05	0.23	0.10
Fair market value adjustment for interest rate swap [3]	—	—	—	—
Stock-based compensation expense [4]	0.09	0.04	0.13	0.07
UAW strike impact [5]	—	0.08	—	0.08
Net income attributable to non-controlling interest [6]	0.04	0.04	0.09	0.08
Fully distributed net income per share before income taxes	1.67	1.27	3.22	2.40
Impact of income tax expense on fully distributed income before income taxes [7]	(0.39)	(0.30)	(0.75)	(0.57)
Impact of increased share count [10]	(0.06)	(0.04)	(0.12)	(0.07)
Adjusted Fully Distributed Net Income per Share of Class A Common Stock	$1.22	$0.93	$2.35	$1.76

Exhibit 99.1

(1)	Represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(2)
For the three and six months ended December 31, 2020, represents legal and advisory fees incurred in connection with the acquisition of Maverick Boat Group and amortization of intangibles acquired in connection with the acquisition of Pursuit and Cobalt. For the three and six months ended December 31, 2019, represents amortization of intangibles acquired in connection with the acquisition of Pursuit and Cobalt.

(3)	Represents the change in the fair value of our interest rate swap entered into on July 1, 2015. The swap matured on March 31, 2020.
(4)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(5)	For the three and six months ended December 31, 2019, represents costs incurred in connection with interruption to our engine supply during the UAW strike against General Motors. We purchase engines from General Motors LLC that we then prepare for marine use for our Malibu and Axis boats. During the UAW strike, General Motors suspended delivery of engine blocks to us and we incurred costs by entering into purchase agreements with two suppliers for additional engines to supplement our inventory of engine blocks for Malibu and Axis boats.
(6)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(7)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 23.6% and 23.5% of income before income taxes for the three and six months ended December 31, 2020 and 2019, respectively, assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate for fiscal year 2021 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our Australian subsidiary.
(8)	Represents the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis.
(9)	Represents the weighted average unvested restricted stock awards included in outstanding shares during the applicable period that were convertible into Class A Common Stock and granted to members of management.
(10)	Reflects impact of increased share counts assuming the exchange of all weighted average shares outstanding of LLC Units into shares of Class A Common Stock and the conversion of all weighted average unvested restricted stock awards included in outstanding shares granted to members of management.